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Exhibit 10.14

ISU Research Park 2901 South Loop Drive Building 3 Suite 3900 Ames, Iowa 50010 Phone (515) 296-5555 Fax (515) 296-5557

June 26, 2008

Gordon Link
8947 Prairie Knoll Drive
Longmont, CO 80503

Dear Gordon,

        On behalf of NewLink Genetics, I would like to extend an offer to you for the position of Chief Financial Officer with NewLink Genetics. You will be compensated at the rate $18,750 per month to be paid on a semi-monthly basis. You will also be eligible for an annual performance bonus of up to 25% of your base compensation. This will be based on mutual agreed upon performance objectives. In addition, you will be granted 210,000 shares of NewLink Genetics Corporation stock options subject to the Board of Directors approval. This gives you the right to purchase company stock and is on a graded vesting schedule over four years with a one-year cliff provision.

        Overview of the Compensation Package:

Base Salary:	$225,000 when considered on an annual basis
Performance Bonus:	$56,250*
Moving Expenses;	$30,000 up to with receipts
401(K):	3% of contribution equal to $6,750
Stock Options NLG:	210,000**
Stock Options BPSC:	.25% equity in BioProtection Systems Corporation
Healthcare Coverage 20 Days PTO + 8 Holiday	Majority Company paid
Loan	$500,000 interest free loan up to 18 months or until your home is sold
Total Package:	$318,000

*
Up to 25% of base compensation dependent on meeting performance objectives

**
Approximately 1% of total outstanding shares, 20,863,969, post Series C round

        NewLink also offers an attractive benefits package including group health insurance and a flexible spending tax savings plan. We offer Paid Time Off. Employees earn six hours per pay period towards Paid Time Off which is equivalent to 20 days of Paid Time Off. You will receive an additional two days. Additionally, after completing six months of employment with the Company you become eligible to participate in our 401k Plan with January 1st and July 1st enrollment dates. NewLink Genetics will make a special company contribution to the 401K plan on your behalf equal to 3% of your total compensation each pay period. You will be immediately 100% vested in this special company contribution. You will receive the 401k contribution regardless of whether you defer any of your compensation into the plan. You may also elect to participate in our dental, life and/or disability plans with an effective date of the first of the month after three months of employment.

        We are looking forward to working with you and feel this will be a mutually rewarding relationship for yourself and NewLink Genetics. We would like a response no later than July 3, 2008. If you accept, we would like you to begin employment on-site any time between July 7 and August 15, 2008. If this is agreeable, please sign one copy of this letter.

        If you have any questions, please don't hesitate to call. I can be reached at (515) 296-4029.

Sincerely,
Ronee Wagener, MBA, SPHR Human Resources Manager	Gordon H. Link, Jr.

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  Exhibit 10.14